DODIE KENT
                                                              Vice President and
                                                       Associate General Counsel
                                                                  (212) 314-3970
                                                             Fax: (212) 707-1791

                                                                  LAW DEPARTMENT
[AXA EQUITABLE LOGO]

                                 April 25, 2008

VIA EDGAR

AXA Equitable Life Insurance Company

1290 Avenue of the Americas

New York, New York 10104


Dear Sirs:

     This opinion is furnished in connection with the Form N-3 and Form N-4 Registration Statements of AXA Equitable Life Insurance Company ("AXA Equitable") under the Securities Act of 1933, as amended (the "Act"), relating to separate account units of interest ("Units") under group annuity contracts issued by AXA Equitable in connection with certain American Dental Association retirement plans, certain retirement plans under the Retirement Investment Account program and certain retirement plans under the Members Retirement Program (the "Contracts") (the separate accounts related to the Contracts, separate account numbers 3, 4, 10, 13, 66, 191, 200 and 206, being referred to herein collectively as the "Separate Accounts"). The securities being registered are to be offered in the manner described in the Registration Statements covering the Units and the Contracts.

I have examined all such corporate records of AXA Equitable and such other documents and such laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

1. AXA Equitable is a corporation duly organized and validly existing under the laws of the State of New York.

2. The Separate Accounts have been duly created pursuant to the provisions of the New York Insurance Law.

3. The assets of the Separate Accounts are owned by AXA Equitable; AXA Equitable is not a trustee with respect thereto. Under New York law, the income, gains and losses, whether or not realized, from assets allocated to a Separate Account must be credited to or charged against such Separate Account, without regard to the other income, gains or losses of AXA Equitable.

4. The Contracts provide that the portion of the assets of the Separate Accounts equal to the reserves and other contract liabilities with respect to the Separate Account shall not be chargeable with liabilities arising out of any other business AXA Equitable may conduct.

5. The Contracts and the Units issued thereunder have been duly authorized; and the Contracts (including the Units duly issued thereunder) constitute validly issued and binding obligations of AXA Equitable in accordance with their terms.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                                     Very truly yours,

                                                     /s/ Dodie Kent

                                                     _______________________

                                                     Dodie Kent